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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                   ACSYS, INC.
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)


                                   00087X-10-3
                                 (CUSIP Number)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

    X             Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                               Page  1  of   4  Pages

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                                  SCHEDULE 13G

CUSIP No.   00087X-10-3                                  Page  2   of  4  Pages
           ------------                                       ----    ---


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Edward S. Baumstein

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           943,521 shares
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           943,521 shares

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           943,521 shares
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!





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CUSIP No. 00087X-10-3                                      Page  3  of  4  Pages
          -----------                                           ---    ---


Item 1      (a)      Name of Issuer

                              ACSYS, Inc.

Item 1      (b)      Address of Issuer's Principal Executive Offices

                              75 Fourteenth Street, Suite 2200,
                              Atlanta, GA 30309

Item 2      (a)      Name of Person Filing

                              Edward S. Baumstein

Item 2      (b)      Address of Principal Business Office or,
                     if none, Residence

                              310 Brentford Road, Haverford, PA  19041

Item 2      (c)      Citizenship:

                              U.S.A.

Item 2      (d)      Title of Class of Securities:

                     Common Stock, no par value

Item 2      (e)      CUSIP Number: 00087X-10-3

Item 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c):
            Not applicable

Item 4      Ownership

            (a)      Amount Beneficially Owned:   943,521 Shares

            (b)      Percent of Class:             6.5%

            (c)      Number of Shares as to which the person has:

                     (i)      sole power to vote or direct the vote      943,521

                     (ii)     shared power to vote or direct the vote        -0-

                     (iii)    sole power to dispose or to direct the
                              disposition of                             943,521

                     (iv)     shared power to dispose or to direct
                              the disposition of                             -0-


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CUSIP No. 00087X-10-3                                      Page  4  of  4  Pages
          -----------                                           ---    ---


Item 5       Ownership of Five Percent or Less of a Class

                               Not applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person

                               Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                               Not applicable

Item 8       Identification and Classification of Members of a Group

                               Not applicable

Item 9       Notice of Dissolution of Group

                               Not applicable

Item 10      Certification

                               Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February, 18, 1999                        /s/ Edward M. Baumstein
---------------------------              -------------------------------
Date                                     Signature

                                         Edward S. Baumstein
                                         -------------------------------
                                         Name/Title